EXHIBIT 23

                              ACCOUNTANTS' CONSENT





     The Board of Directors and Stockholders
     The Netplex Group, Inc.:


     We consent to incorporation by reference in the registration statement of The Netplex Group, Inc. on Form S-8 (No. 333-19115) and Form S-3 (No. 333-16423) of our report dated April 10, 1998, with respect to the consolidated balance sheets of The Netplex Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 10-KSB of The Netplex Group, Inc.


                                                           KPMG Peat Marwick LLP

     McLean, VA
     April 15, 1998